Exhibit 99.7

FIRST COMMUNITY BANCORP
Common Shares
Offered Pursuant to Rights
Distributed to Shareholders of
First Community Bancorp

To Our Clients:

    Enclosed for your consideration is a Prospectus dated December  , 2001 and Instructions as to Use of First Community Bancorp Subscription Warrants relating to the offer by First Community Bancorp (the "Company") of up to 1.04 million shares of Common Stock, without par value (the "Common Stock"), at a subscription price of $19.25 per share (the "Subscription Price"), pursuant to subscription rights (the "Rights") distributed to holders of record ("Record Owners") of shares of the Common Stock at the close of business on December 17, 2001 (the "Record Date"). All undefined capitalized terms used herein have the definition ascribed to them in the Prospectus.

    As described in the Prospectus, you will receive 0.1963 of a Right for each one share of the Common Stock carried by us in your account as of the Record Date. Each Right will entitle you to subscribe for one share of Common Stock (the "Basic Subscription Privilege") at a subscription price of $19.25 per share. You will also have the right (the "Oversubscription Privilege"), subject to proration, to subscribe for shares of the Common Stock available after satisfaction of all subscriptions pursuant to Basic Subscription Privileges ("Oversubscription Shares"), at the Subscription Price. If there are insufficient Oversubscription Shares to satisfy all exercised Oversubscription Privileges, Oversubscription Shares will be allocated pro rata among all the holders of the Rights exercising Oversubscription Privileges, in proportion to the number of shares each such holder held on the record date. Your election to exercise the Oversubscription Privilege must be made at the time you exercise the Basic Subscription Privilege in full.

    The Rights are transferable only on a limited basis to your affiliates or related parties, as described in the Prospectus. For more information, please refer to the "The Rights Offering—Transferring Rights to Affiliates and Related Parties" in the Prospectus.

    THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF SHARES OF THE COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF THE RIGHTS MAY BE MADE BY ONLY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of the Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and "Instructions as to Use of First Community Bancorp Subscription Warrants." However, we urge you to read these documents carefully before instructing us to exercise the Rights.

    Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the offering. The Rights will expire at 5:00 P.M., Pacific time, on January 23, 2002, unless the offering is extended by the Company.

ONCE YOU HAVE EXERCISED A RIGHT, SUCH EXERCISE MAY NOT BE REVOKED.

    If you wish to have us, on your behalf, exercise the Rights for any shares of the Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form attached to this letter.

    ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO THE SUBSCRIPTION AGENT, U.S. STOCK TRANSFER CORPORATION, AT (818) 502-1404.

INSTRUCTIONS

    The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of Common Stock, without par value (the "Common Stock"), of First Community Bancorp (the "Company").

    This will instruct you whether to exercise Rights to purchase the Common Stock distributed with respect to the Company's Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related Instructions as to Use of First Community Bancorp Subscription Warrant.

BOX 1.	/ / Please DO NOT EXERCISE RIGHTS for shares of the Common Stock.
BOX 2.	/ / Please EXERCISE RIGHTS for shares of the Common Stock as set forth below:
    (a)
    Number of shares subscribed for pursuant to the Basic Subscription Privilege

X $	= $	payment.

      One Whole Right needed to subscribe for one share. No fractional shares or cash in lieu thereof will be issued or paid.)

    (b)
    Number of shares subscribed for pursuant to the Oversubscription Privilege

X $	= $	payment.
    (c)
    Total Subscription (total number of shares on lines (A) and (B) multiplied by the subscription price) = $         payment.

BOX 3.	/ / Payment in the following amount is enclosed: $ .
BOX 4.	/ / Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.
Amount to be deducted: $ Date: Signature(s) Please type or print name(s) below